                                                                    EXHIBIT 12.1

                              CONNETICS CORPORATION

                                     EXHIBIT
                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES

                                     Three months ended  Six months ended               For the year ended
                                          June 30,            June 30,                         December 31,
(in thousands)                              2003                2003          2002      2001       2000       1999       1998
                                            ----                ----          ----      ----       ----       ----       ----
Income (loss) from continuing
operations before income taxes           $     (654)         $   (8,552)   $ (16,409) $ (16,397) $ 33,198  $ (27,283) $ (26,595)

Add fixed charges                               384                 543          658        460       597      1,099      1,424

                                         ------------------------------    ----------------------------------------------------
   Earnings (as defined)                 $     (270)         $   (8,009)   $ (15,751) $ (15,937) $ 33,795  $ (26,184) $ (25,171)
                                         ==============================    ====================================================

Fixed charges

   Interest Expense                             175                 175           11         46       235        868       1304
   Amoritization of debt
    issuance costs                               56                  56            0          0         0          0          0
   Estimated interest component
    of rent expenses                            153                 312          647        414       362        231        120

                                         ------------------------------    ----------------------------------------------------
Total fixed charges                             384                 543          658        460       597       1099       1424
                                         ==============================    ====================================================

Ration of earnings to fixed
  charges                                 Note  (ii)           Note (ii)     Note (i)   Note (i)    56.64    Note (i)   Note (i)
                                         ------------------------------    ----------------------------------------------------

(i) Earnings, as defined, were insufficient to cover fixed charges by $16.4 million, $16.4 million, $27.3 million, and $26.6 million in the fiscal years 2002, 2001, 1999, and 1998, respectively.

(ii) Earnings, as defined, were insufficient to cover fixed charges by $654,000 and $8.6 million in the three and six months ended June 30, 2003.